FS-3 Page 1 of 2
Pepco Energy Services, Inc. Balance Sheet (Dollars in Thousands) (Unaudited)
ASSETS	As of June 30, 2003
Current Assets
Cash and cash equivalents	*
Inventories	*
Prepayments	*
Accounts receivable	*
Accounts receivable from associated companies	*
*
Investments and Other Assets
Goodwill	*
Other investments	*
*
Property, Plant, and Equipment
Property, plant, and equipment	*
Accumulated depreciation	*
*
Total Assets	*
LIABILITIES AND OWNER'S EQUITY
Current Liabilities
Short term debt	*
Accounts payable	*
Interest and taxes accrued	*
Other	*
*
Deferred Credits
Deferred income taxes	*
Long-term capital lease obligations	*
Other	*
*
Long Term Debt	*
Capitalization
Additional paid-in capital	*
Other comprehensive income	*
Retained deficit	*
Total capitalization	*
Total Capitalization and Liabilities	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the
  Public Utility Holding Company Act of 1935.
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FS-3 Page 2 of 2
Pepco Energy Services, Inc. Consolidated Statements of Income (Dollars in Thousands) (Unaudited)
Six Months Ended June 30, 2003
OPERATING REVENUES	*
OPERATING EXPENSES
Electric fuel and purchased energy and capacity	*
Cost of sales	*
Operation and maintenance	*
Depreciation and amortization	*
OPERATING INCOME	*
OTHER INCOME	*
INTEREST EXPENSE	*
INCOME BEFORE INCOME TAXES	*
INCOME TAXES	*
NET INCOME	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the
  Public Utility Holding Company Act of 1935.
__________________________________________________________________________________